Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jayud Global Logistics Limited on Form F-3 of our report dated September 21, 2022, with respect to our audit of the consolidated financial statements of Jayud Global Logistics Limited for the year ended December 31, 2021 appearing in the Annual Report on the amendment number 1 to Form 20-F of Jayud Global Logistics Limited for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP
Friedman LLP
New York, New York
September 23, 2024